DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per-share amounts)

                                                        Three Months Ended
                                                 September 27,     September 28,
                                                     1998              1997
                                                 -------------     -------------
Income before extraordinary loss                   $   3,785         $   6,535

Extraordinary loss                                       ---             1,200
                                                 -------------     -------------
Net income                                         $   3,785         $   5,335
                                                 =============     =============
Basic:

   Basic weighted average shares outstanding          10,318            11,302
                                                 =============     =============
   Basic earnings per share before
      extraordinary loss                           $    0.37         $    0.58

   Extraordinary loss                                    ---              0.11
                                                 -------------     -------------
   Basic net income per share                      $    0.37         $    0.47
                                                 =============     =============

Income before extraordinary loss                   $   3,785         $   6,535

Extraordinary loss                                       ---             1,200
                                                 -------------     -------------
Net income                                             3,785             5,335

Interest expense on Mandatorily
   Redeemable Convertible Preferred
   Securities, net of applicable
   income taxes                                          771               752
                                                 -------------     -------------
Net income, adjusted                               $   4,556         $   6,087
                                                 =============     =============

Diluted:

   Weighted average shares outstanding                10,318            11,302

   Add dilutive effect of stock options
      based on treasury stock method using
      average market price                               166               441

   Add shares contingently issuable to the
      former owner of Kalish                             123               123

   Assumed conversion of manditorily
      redeemable convertible
      preferred securities                             1,806             1,806
                                                 -------------     -------------
                                                      12,413            13,672
                                                 =============     =============
   Diluted earnings per share before
      extraordinary loss                           $    0.37         $    0.53

     Extraordinary loss                                  ---              0.09
                                                 -------------     -------------
     Diluted net income per share                  $    0.37         $    0.44
                                                 =============     =============